Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-262348, No. 333-251802, No. 333-255323, No. 333-267762, and No. 333-276848) and Form S-8 (No. 333-254551 and 333-270965) of Reviva Pharmaceuticals Holdings, Inc. (the “Company”), of our report dated April 15, 2024, relating to the consolidated financial statements of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern emphasis), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2023.

/s/ Moss Adams LLP

San Francisco, California

April 15, 2024